Exhibit 15
April 22, 2009
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424, 333-149308, 333-154818, and 333-151060) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated April 22, 2009, relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2009.
/s/ Ernst & Young LLP